Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170820 and 333-173051 on Form S-3, and Registration Statement Nos. 333-181281, 333-149774 and 333-167486 on Form S-8 of our reports dated September 12, 2012, relating to the consolidated financial statements of Hyperdynamics Corporation, and of the effectiveness of Hyperdynamics Corporation’s internal control over financial reporting  (which reports (1) express an unqualified opinion on the financial statements and (2) express an adverse opinion on the effectiveness of Hyperdynamics Corporation’s internal control over financial reporting), appearing in this Annual Report on Form 10-K of Hyperdynamics Corporation for the year ended June 30, 2012.

/s/ Deloitte & Touche LLP

Houston, Texas

September 12, 2012